Exhibit (m)(4)(A)(i)

SCHEDULE A

with respect to

VOYA INVESTORS TRUST

FOURTH AMENDED AND RESTATED SHAREHOLDER SERVICE AND

DISTRIBUTION PLAN

ADVISER CLASS

Portfolios

Voya Retirement Aggressive Portfolio (formerly, Voya Retirement Growth Portfolio)

Voya Retirement Conservative Portfolio

Voya Retirement Moderate Portfolio

Voya Retirement Moderately Aggressive Portfolio (formerly, Voya Retirement Moderate

Growth Portfolio)

Last Updated: November 11, 2025

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